   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996
                                            REGISTRATION STATEMENT NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                          MOLTEN METAL TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                     52-1659959
          (State or other jurisdiction                      (I.R.S. Employer
       of incorporation or organization)                   Identification No.)

                             400-2 TOTTEN POND ROAD
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9700

          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                              ---------------------

                              WILLIAM M. HANEY, III
                     CHAIRMAN OF THE BOARD OF DIRECTORS AND
                             CHIEF EXECUTIVE OFFICER
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                 with copies to:

                              ETHAN E. JACKS, ESQ.
                       Vice President and General Counsel
                          MOLTEN METAL TECHNOLOGY, INC.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02154
                                 (617) 487-9700

                              ---------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                              ---------------------

       IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /
       IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================================
  TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
SECURITIES BEING REGISTERED  AMOUNT TO BE REGISTERED  OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(2)
- ------------------------------------------------------------------------------------------------------------------------------------
      COMMON STOCK                307,735 SHARES               $31.25                     $9,616,719                 $3,316.10
- ------------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of determining the registration fee.
(2) Filing fee computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of the Common Stock reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on September 16, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                          MOLTEN METAL TECHNOLOGY, INC.


               CROSS REFERENCE SHEET BETWEEN ITEMS IN PART I OF FORM S-3 AND THE PROSPECTUS

                     REGISTRATION STATEMENT
                     ITEM NUMBER AND CAPTION                                    CAPTION IN PROSPECTUS
                     -----------------------                                    ---------------------

1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus .........................................         Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus .......................................................         Inside Front and Outside Back Cover Pages
                                                                                of Prospectus
3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges ........................................         Not Applicable

4.   Use of Proceeds ..................................................         Use of Proceeds

5.   Determination of Offering Price ..................................         Outside Front Cover Page of Prospectus

6.   Dilution  ........................................................         Not Applicable

7.   Selling Security-Holders .........................................         Selling Stockholder

8.   Plan of Distribution .............................................         Outside Front Cover Page of Prospectus;
                                                                                Plan of Distribution

9.   Description of Securities to be Registered .......................         Outside Front Cover Page of Prospectus;
                                                                                Securities to be Offered

10.  Interests of Named Experts and Counsel ...........................         Legal Matters; Experts

11.  Material Changes .................................................         Not Applicable

12.  Incorporation of Certain Documents by Reference ..................         Inside Front Cover Page of Prospectus

13.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities ...................................         Not Applicable


                 SUBJECT TO COMPLETION DATED SEPTEMBER 20, 1996
                                                                    PROSPECTUS


                                 307,735 SHARES

                                     [LOGO]

                            MOLTEN METAL TECHNOLOGY

                                  COMMON STOCK

                              --------------------

         All of the shares of Common Stock of Molten Metal Technology, Inc. ("MMT" or the "Company") offered hereby are being offered by a stockholder of the Company (the "Selling Stockholder"). The Company will not receive any of the proceeds of the sale of the shares offered hereby. For information respecting the Selling Stockholder and the plan of distribution of the shares of Common Stock, see "Selling Stockholder" and "Plan of Distribution" herein.

         The Company has been advised by the Selling Stockholder that any of the shares listed above which are sold pursuant to this offering will from time to time be sold in transactions effected through brokers or to dealers through the facilities of an exchange, in the over-the-counter market or in negotiated transactions, or otherwise, in each case at prices satisfactory to the Selling Stockholder. The Selling Stockholder and any such broker or dealer may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

         Normal commission expenses and brokerage fees are payable by the Selling Stockholder. Expenses of the registration, issuance and distribution of the shares offered hereby (other than commission expenses and brokerage fees) will be borne by the Company.

                              --------------------



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Prospectus is _________________, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document, if any, filed as an exhibit to the Registration Statement on Form S-3 of which this Prospectus is a part, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated in this Prospectus by reference:

         The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act.

         The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         The Company's Reports on Form 8-K dated April 19, 1996, April 29, 1996 and July 2, 1996.

         The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act dated December 24, 1992, including any amendment or report filed for the purpose of amending such description.

         All documents filed by the Company with the Commission after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on request, a copy of any or all of the documents referred to herein that have been incorporated by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, Molten Metal Technology, Inc., 400-2 Totten Pond Road, Waltham, MA 02154 (Telephone No. (617) 487-9700).

         The documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, among other items, (i) the Company's growth strategies; (ii) anticipated trends in the Company's business; (iii) the Company's plans to construct CEP plants; and (iv) the Company's ability to enter into contracts with potential customers and joint venture partners. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of various factors including, among others (i) the effect of environmental regulation, (ii) the availability of markets for recovered materials, (iii) future capital needs, (iv) dependence on certain customers and (v) competition. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in any such documents will in fact transpire.


                                   THE COMPANY

         Molten Metal Technology, Inc., the issuer of the shares of Common Stock offered hereby, has its principal executive offices at 400-2 Totten Pond Road, Waltham, MA 02154. The telephone number of said offices is (617) 487-9700.


                               SELLING STOCKHOLDER

        The Selling Stockholder is Lockheed Martin Corporation, a Maryland corporation ("LMC"), with its principal office at 6801 Rockledge Drive, Bethesda, MD 20817. The Selling Stockholder currently owns beneficially 307,735 shares of Common Stock, all of which shares (the "Offered Shares") are being offered hereby. The Offered Shares were acquired by Lockheed Environmental Systems & Technologies Co. ("LESAT"), which was merged on June 30, 1996 into Lockheed Martin Advanced Environmental Systems, Inc., an indirect wholly-owned subsidiary of LMC, in connection with the sale of certain assets of the Retech division of LESAT and were then transferred by LESAT to the Selling Stockholder. Pursuant to a Registration Rights Agreement between the Selling Stockholder and the Company, the Selling Stockholder is entitled to certain rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Offered Shares.


                              PLAN OF DISTRIBUTION

         The Company has been advised by the Selling Stockholder that the Offered Shares may be sold from time to time by the Selling Stockholder or by transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions. The Offered Shares may be sold by one or more of the following: (a) as a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to such sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold pursuant to such Rules rather than pursuant to this Prospectus. Additional information in respect of sales by transferees and successors in interest of the Selling Stockholder may be set forth, if required, in prospectus supplements delivered from time to time with this Prospectus. It is intended that this offering shall terminate on the earlier of (i) the sale of all the shares of Common Stock registered hereby or
(ii) September 30, 1998.


                                 USE OF PROCEEDS

         All of the shares of Common Stock offered hereby are being offered by the Selling Stockholder. The Company will not receive any of the proceeds of the sale of the shares offered hereby.


                            SECURITIES TO BE OFFERED

         The securities offered hereby consist of shares of the Company's
Common Stock, par value $.01 per share. The Common Stock is traded on the Nasdaq National Market (symbol: MLTN).


                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby is being passed upon by Elliot J. Mark, Esq., Assistant General Counsel to the Company.


                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

================================================================================

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES OR OF SUCH COMMON STOCK IN ANY STATE OR OTHER JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.





                                 307,735 SHARES



                                     [LOGO]

                            MOLTEN METAL TECHNOLOGY



                                  COMMON STOCK




                           -------------------------

                                   PROSPECTUS

                           -------------------------



                                __________, 1996


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------


         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

        Registration fee..................................      $3,316.10
        Accountants' fees and expenses....................      $2,000
        Miscellaneous.....................................      $1,000
                                                                ---------
     Total................................................      $6,316.10
                                                                =========

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

         Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. Article Seven of the Registrant's By-Laws provides for indemnification of directors and officers to the full extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he/she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation), even if he/she is not successful on the merits, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his/her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he/she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The board of directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he/she is not entitled to be indemnified for them.

ITEM 16.  EXHIBITS.
          --------


Exhibit No.                    Description
- -----------                    -----------
     5          Opinion of Elliot J. Mark, Esq. with respect to the legality of the shares being registered.
    23.1        Consent of Price Waterhouse LLP.
    23.2        Consent of Elliot J. Mark, Esq. (included in Exhibit 5).
    24          Power of Attorney (included in signature page).

ITEM 17.  UNDERTAKINGS.
          ------------

         (a)   The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Waltham, Commonwealth of Massachusetts, on September 19, 1996.
                                     MOLTEN METAL TECHNOLOGY, INC.



                                     By: /s/ William M. Haney, III
                                         -------------------------------------
                                         William M. Haney, III
                                         President and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Haney, III, Benjamin T. Downs and Ethan E. Jacks, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                                   Title                              Date
         ---------                                   -----                              ----

/s/ William M. Haney, III                   President, Chief Executive                September 19, 1996
- -----------------------------------         Officer and Director (Principal
William M. Haney, III                       Executive Officer)




/s/ Christopher J. Nagel, Sc.D.             Executive Vice President of               September 19, 1996
- -----------------------------------         Science and Technology and
Christopher J. Nagel, Sc.D.                 Director



/s/ Benjamin T. Downs                       Executive Vice President of               September 19, 1996
- -----------------------------------         Finance and Administration
Benjamin T. Downs                           (Principal Accounting Officer)



/s/ James B. Anderson                       Director                                  September 19, 1996
- -----------------------------------
James B. Anderson



/s/ Peter A. Lewis                          Director                                  September 19, 1996
- -----------------------------------
Peter A. Lewis



/s/ John T. Preston                         Director                                  September 19, 1996
- -----------------------------------
John T. Preston



/s/ Maurice F. Strong                       Director                                  September 19, 1996
- -----------------------------------
Maurice F. Strong



/s/ Robert A. Swanson                       Director                                  September 19, 1996
- -----------------------------------
Robert A. Swanson


                                EXHIBIT INDEX



Exhibit No.                    Description
- -----------                    -----------

     5          Opinion of Elliot J. Mark, Esq. with respect to the legality of the shares being registered.
    23.1        Consent of Price Waterhouse LLP.
    23.2        Consent of Elliot J. Mark, Esq. (included in Exhibit 5).
    24          Power of Attorney (included in signature page).